EXHIBIT 10.43

KB HOME
2010 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is made on [DATE] (“Grant Date”) between KB Home, a Delaware corporation (the “Company”), and [NAME] (“Employee”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given to them in the KB Home 2010 Equity Incentive Plan (“Plan”).
A G R E E M E N T
1.    Award. Subject to the terms of the Plan and this Agreement, the Company hereby awards to Employee (the “Award”) a target number of [NUMBER] performance-based Restricted Stock Units (the “Target Restricted Stock Units”). Except as otherwise set forth in the Plan or this Agreement, (i) the Award represents the right to receive a percentage of the Target Restricted Stock Units upon vesting thereof (the “Award Shares”), with each Award Share representing the right to receive one (1) Share of Common Stock of the Company, and (ii) unless and until the Award has vested in accordance with the terms of this Agreement, Employee shall not have any right to the issuance or delivery of any Shares underlying the applicable Award Shares, any right as a stockholder with respect to such Shares, or any other consideration in respect of the Award or the applicable Award Shares. A copy of the Plan is attached hereto and/or is available upon request, and is made a part hereof.
2.    Vesting and Delivery of Award. The Award will vest based on satisfaction of the performance conditions and the other terms set forth in Attachment A to this Agreement as determined by the Committee in its sole discretion, which determination will be made on a date (“Determination Date”) that is no later than ninety (90) days after the end of the Performance Period (as defined in Attachment A), subject to Employee's being employed from the Grant Date through to and including the Determination Date by the Company or any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (each, a “Subsidiary”). Subject to the terms of the Plan and this Agreement, the Shares corresponding to the portion of the Award that vests hereunder shall be delivered directly or indirectly to Employee within thirty (30) days following the Determination Date.
3.    Forfeiture of Award. Employee will immediately forfeit all rights, title and interests in and to any and all of the Award, without any consideration, that is unvested on the date Employee experiences a Termination of Service other than a Retirement that occurs no earlier than one year after the Grant Date. Such forfeiture of the Award will also result in Employee immediately forfeiting any and all right to payment of any corresponding Dividend Equivalent (as defined in Section 4). The Committee, in its discretion, may accelerate the vesting under this Agreement for some or all of the Award at any time, subject to the limitations on acceleration set forth in the Plan. If so accelerated, vesting will occur upon the occurrence of the condition specified by the Committee. If Employee Retires on a date that occurs one year after the Grant Date or later and prior to the Determination Date, Employee will be eligible to receive only that percentage of applicable Award Shares and Dividend Equivalent amount that Employee would otherwise be eligible to receive under this Agreement had Employee remained employed through the Determination Date that is equal to the ratio of the number of full calendar months Employee was employed by the Company or a Subsidiary (whether as an employee or otherwise) during the Performance Period and the number of full calendar months in the Performance Period; provided that Employee will forfeit entirely such eligibility, without consideration, if Employee is employed in any capacity at any time prior to the Determination Date by a competitor of the Company, including without limitation any subsidiary or affiliate of any such competitor. For these purposes, the Company will have the sole right to determine whether Employee is employed by a competitor or any subsidiary or affiliate thereof.
4.     Crediting and Payment of Dividend Equivalents. Employee will be credited with an amount (the “Dividend Equivalent”) equal to the number of Target Restricted Stock Units multiplied by the amount per Share of any cash dividends declared by the Board on the outstanding Shares as and when declared with a record date during the period beginning on the Grant Date and ending on the Determination Date, or, if earlier, the date on which Employee forfeits any unvested Award. The Company will pay in cash to Employee an amount equal to the Dividend Equivalents credited to Employee multiplied by the ratio of (a) the applicable Award Shares Employee is eligible to receive as determined pursuant to Attachment A and (b) the Target Restricted Stock Units, as promptly as may be practicable, but, in any event, no later than the 15th day of the third month following the end of the first taxable year in which the Determination Date occurs.

5.     Additional Terms and Adjustments. This Award is made subject to all of the terms and conditions of the Plan, including without limitation any terms, rules, or determinations made by the Committee pursuant to its authority under the Plan and Plan provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.

6.     Additional Restrictions. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other transfers of any applicable Award Shares, including without limitation (a) restrictions under an insider trading or other Company policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Employee and others following a public offering of the Company's securities, (c) stock ownership or holding requirements and (d) the required use of a specified brokerage firm for such resales or other transfers.

7.     California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California.

8.    Compliance With Laws. Employee acknowledges that the Plan and this Agreement are subject to compliance with all applicable laws and regulations, the rules of any Securities Exchange, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The applicable Award Shares will be subject to such restrictions, and Employee will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and this Agreement will be deemed amended to the extent necessary to conform to any applicable laws, rules and regulations.

9.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. Employee agrees to be bound by the terms and conditions of this Agreement and of the Plan, and that in the event of any conflict between this Agreement and the terms of the Plan, the terms of the Plan will prevail. All designations, determinations, interpretations, and other decisions under or with respect to this Agreement or the Award will be within the sole discretion of the Committee, may be made at any time and will be final, conclusive, and binding upon all Persons (as defined below), including, but not limited to, the Company, any Subsidiary, Employee, any stockholder and any employee of the Company or any Subsidiary. EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE COMMITTEE SHALL ADMINISTER THIS

AGREEMENT AND THE AWARD, AND THAT EMPLOYEE IS BOUND BY, AND THE AWARD IS SUBJECT TO, ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE.

10.    Non-Transferability. The Award may not be sold, pledged, assigned or transferred in any manner other than as permitted by the Plan or this Agreement.

11.    No Obligation. Neither the execution and delivery hereof nor the issuance of the Award will confer upon Employee any right to be employed or engaged in any capacity by the Company or any Affiliate, or to continue in such employment or engagement, or will interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge Employee at any time.

12.    Notice. Any notice given hereunder to the Company will be addressed to the Company at its corporate headquarters, attention Senior Vice President, Human Resources, and any notice given hereunder to Employee will be addressed to Employee at Employee's address as shown on the records of the Company.

13.    Section 409A. This Agreement will be interpreted in accordance with Section 409A of the Code, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof, and will not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. If, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan or in this Agreement, Employee agrees that Employee will be solely responsible for the satisfaction of all taxes, interest and penalties that may be imposed on Employee or for Employee's account in connection with this Award (including without limitation any taxes, interest and penalties under Section 409A), and neither the Company nor its Affiliates will have any obligation to reimburse, indemnify or otherwise hold Employee harmless from any or all of such taxes, interest or penalties.

14.    Rescission. This Agreement and the Award will be subject to rescission by the Company if an original of this Agreement executed by Employee is not received by the Company within four weeks of the agreement distribution date.

15.     Term. Upon forfeiture of all of Employee's rights, title, and interests in and to any and all of the Award pursuant to Section 3 above, this Agreement will terminate and be of no further force or effect.

16.     General. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to Employee or the Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision will be stricken as to such jurisdiction, and the remainder of this Agreement will remain in full force and effect. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof and, in the event of any conflict, the text of this Agreement, rather than such titles or headings, will control.
IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Employee have executed this Agreement as of the day and year first above written.

KB HOME

Employee: